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                                                                     EXHIBIT 4.7
         FILED
  IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
     STATE OF NEVADA

 AUG 19 1998      CERTIFICATE OF DESIGNATION, NUMBER, POWERS,
                    PREFERENCES AND RELATIVE, PARTICIPATING,
No. C3741-84      OPTIONAL, AND OTHER SPECIAL RIGHTS AND THE
    --------      QUALIFICATIONS, LIMITATIONS, RESTRICTIONS,
/s/ Dean Heller  AND OTHER DISTINGUISHING CHARACTERISTICS OF
   DEAN HELLER,            SERIES C PREFERRED STOCK
SECRETARY OF STATE
                                      OF

                       U.S. DIGITAL COMMUNICATIONS, INC.

     The undersigned President and Secretary of U.S. Digital Communications, Inc. (the "Corporation") hereby certify that Board of Directors of the Corporation, pursuant to the authority expressly vested in it has adopted the following resolutions creating a Series C issue of Preferred Stock:

     RESOLVED, that four thousand (4,000) of the ten million (10,000,000) authorized shares of Preferred Stock of the Corporation shall be designated Series C Preferred Stock (the "Series C Preferred Stock") and shall possess the rights and privileges set forth below:

          A.   Par Value, Stated Value, Accretion Rate, Purchase Price and
               -----------------------------------------------------------
Certificates.
------------
               1. Each share of Series C Preferred Stock shall have no par value and a stated value (face amount) of One Thousand Dollars ($1,000.00) (the "Stated Value").

               2. The Series C Preferred Stock shall be offered at a purchase price of One Thousand Dollars ($1,000.00) per share.

               3. Certificates representing the shares of Series C Preferred Stock purchased shall be issued by the Corporation to the purchasers immediately upon acceptance of the subscriptions to purchase such shares.

          B.   Dividends.
               ---------

               1. The Series C Preferred Stock will bear no dividends, and the holders of the Series C Preferred Stock shall not be entitled to the receipt of dividends on the Series C Preferred Stock.

          C.   Liquidation Preference.
               ----------------------

               1. In the event of any liquidation, dissolution or winding-up of the

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Corporation, either voluntary of involuntary (a "Liquidation"), the holders of shares of the Series C Preferred Stock then issued and outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus or earnings, before any payment shall be made to the holders of shares of the Common Stock or upon any other series of Preferred Stock of the Corporation with a liquidation preference subordinate to the liquidation preference of the Series A Preferred Stock and the Series B Preferred Stock, an amount per share equal to the sum of
(i) the Stated Value and (ii) an amount equal to zero percent (0%) of the Stated Value multiplied by the fraction N/365, where N equals the number of days elapsed since full payment for the shares of Series C Preferred Stock was deposited with the escrow agent for the offering of the Series C Preferred Stock. If, upon any Liquidation of the Corporation, the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of shares of the Series C Preferred Stock and the holders of any other series of Preferred Stock with a liquidation preference equal to the liquidation preference of the Series C Preferred Stock the full amounts to which they shall respectively be entitled, the holders of shares of the Series C Preferred Stock and the holders of any other series of Preferred Stock with liquidation preference equal to the liquidation preference of the Series C Preferred Stock shall receive all of the assets of the Corporation available for distribution and each such holder of shares of the Series C Preferred Stock and the holders of any other series of Preferred Stock with a liquidation preference equal to the liquidation preference of the Series C Preferred Stock shall share ratably in any distribution in accordance with the amounts due such shareholders. After payment shall have been made to the holders of shares of the Series C Preferred Stock of the full amount to which they shall be entitled, as aforesaid, the holders of shares of the Series C Preferred Stock shall be entitled to no further distributions thereon and the holders of shares of the Common Stock and of shares of any other series of stock of the Corporation shall be entitled to share, according to their respective rights and preferences, in all remaining assets of the Corporation available for distribution to its shareholders.

                2. A merger or consolidation of the Corporation with or into any other corporation, or a sale, lease, exchange, or transfer of all or any part of the assets of the Corporation which shall not in fact result in the liquidation (in whole or in part) of the Corporation and the distribution of its assets to its shareholders shall not be deemed to be a voluntary or involuntary liquidation (in whole or in part), dissolution, or winding-up of the Corporation.

     D.  Conversion of Series C Preferred Stock.
         --------------------------------------

         The holders of Series C Preferred Stock shall have the following conversion rights:

                1. Right to Convert. Fifty percent (50%) of each share of Series
                   ----------------
C Preferred Stock shall be convertible, on the earlier of (i) the effective date of registration of the underlying Common Stock of the Corporation or (ii) one hundred and twenty (120) calendar days after the closing of the offering of the Series C Preferred Stock (the "Closing"), and at the Conversion Prices set forth below, into fully paid and nonassessable shares of Common Stock, and the remaining fifty percent (50%) of each share of Series C Preferred Stock all be convertible on

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the earlier of (x) the forty-fifth (45th) day after the effective date of registration of the underlying Common Stock of the Corporation, or (y) one hundred and sixty-five (165) calendar days after Closing, at the Conversion Prices set forth below (sometimes deferred to herein as "Conversion Shares").

          2. Mechanics of Conversion. Each holder of Series C Preferred
            ------------------------
Stock who desires to convert the same into shares of Common Stock shall provide notice ("Conversion Notice") via telecopy (facsimile) to the Corporation. The original Conversion Notice and the certificate or certificates representing the Series C Preferred Stock for which conversion is elected, shall be delivered to the Corporation by international courier, duly endorsed. The date upon which a Conversion Notice is received by the Corporation shall be a "Notice Date."

     Upon receipt by the Corporation of a facsimile copy of a Conversion Notice, the Corporation shall immediately send to the holder, via telecopy (facsimile), a confirmation of receipt of the Conversion notice which shall specify that the Conversion Notice has been received and the name and telephone number of a contact person at the Corporation whom the holder should contact regarding information related to the conversion. The Corporation shall use all reasonable efforts to issue and deliver within three (3) business days after the Notice Date, to such holder of Series C Preferred Stock at the address of the holder on the stock books of the Corporation, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid; provided that the original shares of Series C Preferred Stock to be converted are received by the transfer agent or the Corporation within three (3) business days after the Notice Date and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. If the original certificate(s) representing the shares of Series C Preferred Stock to be converted are not received by the transfer agent or the Corporation within three (3) business days after the Notice Date, the Conversion Notice shall become null and void.

          3. Lost or Stolen Certificates. Upon receipt by the Corporation of
             ---------------------------
evidence of the loss, destruction, theft or mutilation of any Series C Preferred Stock certificates (the "Certificates") and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Corporation, and upon surrender and cancellation of the Certificates, if mutilated, the Corporation shall execute and deliver new Series C Preferred Stock Certificates of like tenor and date. However, the Corporation shall not be obligated to re-issue such lost or stolen Series C Preferred Stock Certificates if the holder thereof contemporaneously requests the Corporation to convert such Series C Preferred Stock into Common Stock, in which event the Corporation shall be entitled to rely on an affidavit of loss, destruction or theft of the Series C Preferred Stock Certificate or, in the case of mutilation, tender of the mutilated certificate, and shall issue the Conversion Shares.

          4. Conversion Dates. The shares of Series C Preferred Stock shall
             ----------------
become convertible into shares of Common Stock as stated in Paragraph D.1. above. Each notice

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upon which a holder elects to convert Series C Preferred Stock shall be considered a Conversion Date with respect to such stock and the shares of Common Stock into which such stock is converted.

               5.   Conversion Formula/Conversion Price.  Each share of Series C
                    -----------------------------------
Preferred Stock shall be convertible into the number of shares of Common Stock in accordance with the following formula (the "Conversion Formula"):

                      [(.00) x (N/365) x (1,000) + 1,000]
                      -----------------------------------

                               Conversion price

where,

            N= the number of days between (i) the date that, in connection with the consummation of the initial purchase by holder of shares of Series C Preferred Stock from the Corporation, the escrow agent first had in its possession funds representing full payment for the shares of Series C Preferred Stock being converted, and (ii) the Notice Date.

     Conversion
     Price = Discount Price or the Ceiling Price, whichever is less, but in no event shall the Conversion Price be less than the amount derived by multiplying the Floor Price by 75%.

     Discount
     Price= 25% off of the five (5)-day average Closing Bid Price for the Corporation's Common Stock immediately before Conversion Date.

     Ceiling
     Price=        $3.94 per share.

     Floor Price=  $2.50 per share of the Corporation's Common Stock with the agreement to adjust the floor should the Corporation's Common Stock trade less than $2.50 per share for five (5) consecutive trading days prior to the conversion dates herein. The adjusted floor shall then be the lowest Closing Bid Price for the Corporation's Common Stock during such five
                   (5)-day period from which the Holder shall be entitled to the Additional Discount.

     For purposes hereof, the term "Closing Bid Price" shall mean the closing bid price for the Corporation's Common Stock on the NASD Electronic Bulletin Board, or if no longer traded thereon, the closing bid price on the principal national securities exchange or quotation system on

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which the Common Stock is so traded. The holder shall be entitled to an additional discount privilege equal to one percent (1%) per month or fraction of a month off the five (5) day average closing bid price for the Corporation's Common Stock immediately before the Conversion Date, from the time of Closing until the effective date of registration of the underlying Common Stock for any conversions thirty (30) days after the effective date of registration of the underlying Common Stock and one-half percent (1/2%) per month or fraction of a month off the five (5) day average closing bid price for the Corporation's Common Stock immediately before the Conversion Date for any conversions thereafter ("Additional Discount").

          6.  Automatic Conversion. Each share of Series C Preferred Stock
              --------------------
outstanding on June 1, 2001 automatically shall be converted into Common Stock on such date in accordance with the Conversion Formula and the Conversion Price then in effect, and June 1, 2001 shall be deemed to be the Notice Date with respect to such conversion.

          7.  Forced Conversion. In the event the Floor Price is reached for the
              -----------------
Corporation's Common Stock for five (5) consecutive trading days, the Corporation shall have the right, but not the obligation, to require the holders of Series C Preferred Stock to convert the Series C Preferred Stock into Common Stock at such time, at the Conversion Price then in effect, and the date upon which the Floor Price has been reached for the Corporations Common Stock for five (5) consecutive trading days shall be deemed to be the Notice Date with respect to such conversion.

          8.  No Fractional Shares. If any conversion of the Series C Preferred
              --------------------
Stock would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion, if the aggregate, shall be the next higher number of shares

          9.  Reservation of Stock Issuable Upon Conversion. The Corporation
              ---------------------------------------------
shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series C Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series C Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series C Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

         10.  Adjustment to Conversion Price.
              ------------------------------

              (a) If, prior to the conversion of all shares of Series C Preferred Stock, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, or other similar event, the Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a combination or reclassification

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of shares, or other similar event, the Conversion Price shall be proportionately increased.

          (b) If, prior to the conversion of all shares of Series C Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Corporation shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Corporation or another entity, then the holders of Series C Preferred Stock shall thereafter have the right to purchase and receive upon conversion of shares of Series C Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such shares of stock and/or securities as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore purchasable and receivable upon the conversion of shares of Series C Preferred Stock held by such holders had such merger, consolidation, exchange of shares, recapitalization or reorganization not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of the holders of the Series C Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Series C Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the exercise hereof. The Corporation shall not effect any transaction described in this subsection unless the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligation to deliver to the holders of the Series C Preferred Stock such shares of stock and/or securities as, in accordance with the foregoing provisions, the holders of the Series C Preferred Stock may be entitled to purchase.

          (c) If any adjustment under this subsection would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion shall be the next higher number of shares.

     11.  Redemption Privilege.  The Corporation shall have the right, in its
          --------------------
sole discretion, to redeem, prior to receipt of the Notice of Conversion, in whole or in part any shares of Series C Preferred Stock. The redemption price shall be the greater of (i) 133% of the Stated Value of the Series C Preferred Stock or (ii) the amount derived by multiplying (x) the number of shares of the Corporation's Common Stock into which the Series C Preferred Shares could have been converted calculated as of the date of the Notice of Conversion, by the closing asking price of the Corporation's Common Stock as of the date of Notice of Conversion. The Corporation shall not have a redemption privilege if the Common Stock is trading above $3.50 per share unless the Holder agrees in writing to allow the Corporation to redeem such shares.

     E.   Voting.  Except as otherwise provided below or by the General
          ------
Corporation Law of the State of Nevada, the holders of the Series C Preferred Stock shall have no voting power whatsoever, and no holder of Series C Preferred Stock shall vote or otherwise participate in any proceeding in which actions shall be taken by the Corporation or the shareholders

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thereof or be entitled to notification as to any meeting of the Board of
Directors or the shareholders.

     Notwithstanding the above, Corporation shall provide holders of the Series C Preferred Stock ("Holders") with notification of any meeting of the shareholders regarding any major corporate events affecting the Corporation. In the event of any taking by the Corporation of a record of its shareholders for the purpose of determining shareholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any share of any class or any other securities or property (including by way of merger, consolidation or reorganization), or to receive any other right, or for the purpose of determining shareholders who are entitled to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Corporation, or any proposed liquidation, dissolution or winding up of the Corporation, the Corporation shall mail a notice to the Holders, at least ten (10) days prior to the record date specified therein, of the date on which any such record is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time.

     To the extent that, under Nevada law, the vote of the Holders, voting separately as a class, is required to authorize a given action of the Corporation, the affirmative vote or consent of the Holders of at least a majority of the shares of the Series C Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of Series C Preferred Stock (except as otherwise may be required under Nevada law) shall constitute the approval of such action by the class. To the extent that under Nevada law the HOlders are entitled to vote on a matter with holders of Common Stock, voting together as one (1) class, each share of Series C Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of stockholders as the date as of which the Conversion Price is calculated. The Holders also shall be entitled to notice of all shareholder meetings or written consents with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation's by-laws and applicable statutes.

           F.  Protective Provisions. So long as shares of Series C Preferred
               ---------------------
Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the Holders of at least seventy-five percent (75%) of the then outstanding shares of Series C Preferred Stock:

               (a) alter or change the rights, preferences or privileges of the Series C Preferred Stock so as to affect adversely the Series C Preferred Stock;

               (b) create any new class or series of stock or issue any capital stock senior to or having a preference over or parity with the Series C Preferred Stock with respect to dividends, payments upon Liquidation (as provided for in Section B of this Designation) or redemption, or increase the number of authorized shares of Series C Preferred Stock or change the Stated Value thereof;

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

               (c) do any act or thing not authorized or contemplated by this Designation which would result in taxation of the holders of shares of the Series C Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended); or

               (d) enter into a merger in which the Corporation is not the surviving corporation; provided, however, that the provisions of this subparagraph (d) shall not be applicable to any such merger if the authorized capital stock of the surviving corporation immediately after such merger shall include only classes or series of stock for which no such consent or vote would have been required pursuant to this section if such class or series had been authorized by the Corporation immediately prior to such merger or which have the same rights, preferences and limitations and authorized amount as a class or series of stock of the Corporation authorized (with such consent or vote of the Series C Preferred Stock) prior to such merger and continuing as an authorized class or series at the time thereof.

          G.  Status of Converted Stock.  In the event any shares of Series C
              -------------------------
Preferred Stock shall be converted as contemplated by this Designation, the shares so converted shall be canceled, shall return to the status of authorized but unissued Preferred Stock of no designated class or series, and shall not be issuable by the Corporation as Series C Preferred Stock.

          H.  Taxes.  All shares of Common Stock issued upon conversion of
              -----
Series C Preferred Stock will be validly issued, fully paid and nonassessable. The Corporation shall pay any and all documentary stamp or similar issue or transfer taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series C Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the Series C Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such transfer has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid or that no such tax is payable. The Corporation shall adjust the amount of dividends paid or accrued so as to indemnify the holders of Preferred Stock against any withholding or similar tax in respect of such dividends.

     FURTHER RESOLVED, that the statements contained in the foregoing resolutions creating and designating the said Series C Preferred Stock and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the certificate of incorporation of the Corporation pursuant to the provisions the General Corporation Law of the State of Nevada.

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Signed on August 7, 1998
          --------

                                       US DIGITAL COMMUNICATIONS, INC.

                                       By:    /s/Robert J. Wussler
                                              --------------------

                                       Title: Chairman & CEO
                                              --------------


                                       By:    /s/ [ILLEGIBLE]
                                              ---------------

                                       Title: Secretary
                                              ---------


Attest:

By:
       ------------------

Title:
       ------------------

        [CORPORATE SEAL]

                                                             [Seal]

                                                       /s/Ellen M. Gott
                                                        ELLEN M. GOTT
                                               NOTARY PUBLIC STATE OF MARYLAND
                                             My Commission Expires July 21, 2001

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